Exhibit 99.7

Consent to be Named as a Director Nominee

In connection with the filing by Energem Corp. (the “Company”) of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement, proxy statement/prospectus included in such Registration Statement, and any and all amendments and supplements thereto as a future member of the board of directors of the Company, such appointment to commence immediately after the effective time of the business combination described in the proxy statement/prospectus.

I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

November 28, 2022	By:	/s/ Aw Jeen Rong
	Name:	Aw Jeen Rong